UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 23, 2013

Landmark Apartment Trust of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4901 Dickens Road, Suite 101 Richmond, Virginia		23230
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (804) 237-1335

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On July 23, 2013, Landmark Apartment Trust of America, Inc. (the “Company”) completed the acquisition of three properties for the aggregate purchase price of approximately $98,940,000, as set forth in more detail below.

The acquisition of any one of the properties described below was not conditioned upon the acquisition of any of the other properties. While the acquisition of any one of the properties is individually insignificant for purposes of the reporting requirements of Form 8-K, the properties are related properties, which are significant in the aggregate.

Acquisition of Mission Brentwood Apartments

On July 23, 2013, the Company, through Landmark Apartment Trust of America Holdings, LP, the Company’s operating partnership (the “Operating Partnership”), and pursuant to an Agreement for Purchase and Sale of Real Property and Escrow Instructions between the Operating Partnership and Mission Brentwood, DST, purchased (through a wholly-owned subsidiary of the Operating Partnership known as LAT Brentwood, LLC) the multifamily residential apartment project known as Mission Brentwood (the “Brentwood Property”). In connection with the purchase, LAT Brentwood, LLC assumed an existing mortgage loan with an outstanding balance of approximately $19,600,927. Additionally, a portion of the purchase price was paid by the Operating Partnership issuing 48,439 of common limited partnership units in the approximate amount of $423,255, in the aggregate, to two of the beneficiaries of the Delaware statutory trust, which was the seller of the Brentwood Property. The Brentwood Property is an apartment community located in Nashville, Tennessee, comprised of approximately 321,000 rentable square feet and containing 380 units. As of July 23, 2013, the Brentwood Property was 93.7% occupied.

The existing mortgage loan assumed in connection with the purchase of the Brentwood Property had an outstanding balance as of closing of approximately $19,600,927 held in a CMBS pool serviced by Wells Fargo Bank, National Association. Interest accrues on the loan at a fixed rate equal to 5.8875%, and the loan matures on November 1, 2016.

Mission Gleneagles Apartments

On July 23, 2013, the Company, through the Operating Partnership, and pursuant to an Agreement for Purchase and Sale of Real Property and Escrow Instructions between the Operating Partnership and Mission Gleneagles, DST, purchased (through a wholly-owned subsidiary of the Operating Partnership known as LAT Gleneagles, LLC) the multifamily residential apartment project known as Mission Gleneagles (the “Gleneagles Property”). In connection with the purchase, LAT Gleneagles, LLC assumed an existing mortgage loan with an outstanding balance of approximately $26,526,381. The Gleneagles Property is an apartment community located in Dallas, Texas, comprised of approximately 521,000 rentable square feet and containing 590 units. As of July 23, 2013, the Gleneagles Property was 95.6% occupied.

The existing mortgage loan assumed in connection with the purchase the Gleneagles Property had an outstanding balance as of closing of approximately $26,526,381 held by the Federal Home Loan Mortgage Corporation. Interest accrues on the loan at a fixed rate equal to 5.61%, and the loan matures on June 1, 2016.

Mission Tanglewood Apartments

On July 23, 2013, the Company, through the Operating Partnership,, and pursuant to an Agreement for Purchase and Sale of Real Property and Escrow Instructions between the Operating Partnership and Mission Tanglewood, DST, purchased (through a wholly-owned subsidiary of the Operating Partnership known as LAT Tanglewood, LLC) the multifamily residential apartment project known as Mission Tanglewood (the “Tanglewood Property”).

In connection with the purchase, LAT Tanglewood, LLC assumed an existing mortgage loan with an outstanding balance of approximately $15,044,510. The Tanglewood Property is an apartment community located in Austin, Texas, comprised of approximately 253,000 rentable square feet and containing 364 units. As of July 23, 2013, the Tanglewood Property was 94.2% occupied.

The existing mortgage loan assumed in connection with the purchase of Tanglewood Property had an outstanding balance as of closing of approximately $15,044,510 held by the Federal Home Loan Mortgage Corporation. Interest accrues on the loan at a fixed rate equal to 6.45%, and the loan matures on February 1, 2019.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth above under Item 2.01 regarding the issuance of common limited partnership units in the operating partnership is incorporated herein by reference. The limited partnership units were issued by the Company in a private placement pursuant to Section 4(2) under the Securities Exchange Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Since it is impracticable to provide the required financial statements for the acquired real properties described in Item 2.01 above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that such financial statements, to the extent required, will be filed as an amendment to this Current Report on Form 8-K no later than 71 days after the deadline for filing this Current Report on Form 8-K.

(b) Pro Forma Financial Information.

See paragraph (a) above.

(c) Shell Company Transactions

None.

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 29, 2013	Landmark Apartment Trust of America, Inc.

	By:	/s/ B. Mechelle Lafon
	Name:	B. Mechelle Lafon
	Title:	Assistant Chief Financial Officer, Treasurer and Secretary

3